Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Patrick Doran
Phone: 501-219-2400

Equity Media Names John Oxendine as CEO of the Company and Robert Becker as Vice Chairman of the Company’s Board

LITTLE ROCK, Ark., June 19, 2008- Equity Media Holdings Corporation (“EMHC”) today announced that John E. Oxendine, a current member of EMHC’s Board of Directors, has been named to serve as CEO of the Company. Mr. Oxendine has been a lender and investor in the broadcast industry for over 20 years; primarily investing in minority owned or controlled companies. He is currently Chairman, President and CEO of Broadcast Capital, Inc., a Virginia corporation ("Broadcap"), and President and CEO of Blackstar Management, LLC, a Florida limited liability company which provides consulting services to the communications industry.

The Company also announced that it has named Robert B. Becker, a current member of the Company’s Board of Directors, to serve as Vice Chairman of the Board. Mr. Becker is the President of Robert B. Becker Inc., a private consulting company specializing in business combinations, new business initiatives and contractual negotiations in the broadcasting, entertainment, media and communications segments.

About Equity Media Holdings Corporation
Equity Media Holdings Corporation (Nasdaq:EMDA) is a broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Spectrum Holdings Division and Broadcast Services Division. The Company’s proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network provide centralized content distribution services, which Equity Media believes are unique within the media industry. Equity Media is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S. For more information, please visit www.EMDAholdings.com.

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